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                                                                  EXHIBIT 23 (a)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-119348) and related Prospectus of Navarre Corporation for the registration of up to $120,000,000 of a combination of debt securities, preferred stock, common stock, warrants, depository shares, stock purchase contracts or stock purchase units and to the incorporation by reference therein of our report dated May 13, 2004, except for footnote 5, as to which the date is June 21, 2004, with respect to the consolidated financial statements and schedule of Navarre Corporation included in its Annual Report (Form 10-K) for the year ended March 31, 2004, filed with the Securities and Exchange Commission.


                                               /s/  Ernst & Young LLP


Minneapolis, Minnesota
November 18, 2004